Exhibit 23.3

CONSENT OF SEWARD & KISSEL LLP

We hereby consent to the use of our name in this Registration Statement on Form F-1, as amended, (the “Registration Statement”) of North Atlantic Drilling Ltd. and the opinions attributable to us as set forth therein under the headings “Risk Factors—We may be classified as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders of our common shares,” “Tax Considerations—United States Federal Income Tax Considerations” and “Enforcement of Civil Liabilities” and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Registration Statement, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to any part of the Registration Statement.

/s/ Seward & Kissel LLP
Seward & Kissel LLP
November 8, 2013